UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) March 24, 2008
A. T. CROSS COMPANY (Exact name of registrant as specified in its charter)
Rhode Island (State or other jurisdiction of incorporation)	1-6720 (Commission File Number)	05-0126220 (IRS Employer Identification No.)
One Albion Road, Lincoln, Rhode Island (Address of principal executive offices)	02865 (Zip Code)
Registrant's telephone number, including area code (401) 333 1200 N/A (Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 24, 2008, A.T. Cross Company, a Rhode Island corporation (the "Registrant"), entered into an amended and restated secured revolving credit facility (the "Credit Agreement") among the Registrant, A.T. Cross Limited (or "Cross UK", a wholly-owned subsidiary of the Registrant), Bank of America, N.A., as administrative agent and letter of credit issuer, Bank of America, N.A. (London Branch) as UK lender, and other lenders from time to time.

The Credit Agreement is summarized in Item 2.03 of this report, which is incorporated by reference into this Item 1.01.

The Credit Agreement amends, restates and supercedes the Company's revolving credit agreement, dated as of December 21, 2005, among the Registrant, Cross UK, Bank of America, N.A., as administrative agent and letter of credit issuer, Bank of America, N.A. (London Branch) as UK lender, and other lenders from time to time. The previous credit agreement was in an aggregate amount initially not to exceed $30 million, including up to $5 million equivalent in Eurocurrency loans to Cross UK denominated in pounds sterling or Euro and up to $25 million of other committed loans to the Registrant at any time. Following January 6, 2006, the aggregate amount that could be borrowed as committed loans under the facility was reduced to $15 million so that the aggregate availability under the facility at the time it was amended and restated was $20 million.

Item 2.01 Completion of Acquisition or Disposition of Assets

On March 24, 2008, the Registrant and Newco Eyewear, Inc., a Rhode Island corporation and a wholly owned subsidiary of the Registrant ("Newco"), completed a Plan of Merger with Native Eyewear, Inc., a Pennsylvania corporation ("Native"), pursuant to which Native was merged with and into Newco, the surviving corporation.

Cross acquired Native for $17.8 million in cash, plus the assumption of approximately $1 million in bank debt. The acquisition was financed in part by the credit facility in place with the Bank of America as described in Items 1.01 and 2.03 of this report. A copy of the Agreement and Plan of Merger with Native is filed as Exhibit 2.1 to this report and is incorporated herein by reference.

Native Eyewear, Inc., based in Huntingdon Valley, Pennsylvania, is a designer and marketer of a branded line of All Sports All Polarized® sunglasses called "Native®," which is distributed throughout the United States under the Native Eyewear brand.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement or a Registrant

Under the Credit Agreement, the lenders have agreed to make loans to the Registrant ("Committed Loans"), and the UK lender has agreed to make loans to Cross Limited, during the term of the facility, in an aggregate amount not to exceed $35 million ("Lender's Commitment"), including a sublimit of $5 million equivalent in Eurocurrency loans to Cross UK denominated in pounds sterling or Euro ("Eurocurrency Loans") and a sublimit of $5 million for the issuance of Letters of Credit at any time. Subject to the limits on availability and the other terms and conditions of the Credit Agreement, amounts borrowed under the facility may be borrowed, repaid without penalty and reborrowed by the Registrant and/or Cross UK. The facility matures, and amounts outstanding must be repaid, on March 31, 2011.

The interest rate for the Committed Loans will be, at the borrower's option, either (i) LIBOR (calculated as described in the Credit Agreement) plus an applicable margin, payable in arrears at the end of an interest period selected by the borrower, or (ii) the higher of the federal funds rate plus 50 basis points or Bank of America's prime rate, payable quarterly in arrears. The interest rate for any Eurocurrency Loans will be an interest settlement rate for deposits in pounds sterling or Euro, as the case may be, in each case plus an applicable margin, payable in arrears at the end of an interest period selected by the borrower. The "applicable margin" for LIBOR and Eurocurrency loans will be an amount between 1.75% and 2.50%, which amount will vary from time to time based upon the Registrant's consolidated leverage ratio (as calculated in accordance with the Credit Agreement).

Under the Credit Agreement, the Registrant made certain standard representations and warranties to the lenders and has agreed to comply with certain affirmative and negative covenants, including: (1) a restriction on the Registrant's ability to create or permit liens on its property, assets or revenues, other than certain permitted liens; (2) a restriction on the Registrant's ability to make investments in (including loans to or acquisitions of) other persons and entities except as permitted in the Credit Agreement; (3) a restriction on the Registrant's ability to incur or maintain debt outside of the Credit Agreement, other than existing debt and certain other debt permitted by the Credit Agreement; (4) restrictions on the Registrant's ability to enter into certain fundamental corporate transactions, including mergers, consolidations, dispositions of assets and similar transactions; (5) certain restrictions on the Registrant's ability to declare dividends or sell or redeem its stock; and (6) a restriction on the Registrant's ability to make capital expenditures over certain permitted amounts. Furthermore, the Registrant has agreed (a) to maintain a consolidated tangible net worth (as defined in the Credit Agreement) at any time of at least $60 million, increased by 50% of net income in each fiscal quarter ending after December 31, 2007 and by 50% of the proceeds of any permitted issuance of equity securities; (b) to maintain a consolidated debt service coverage ratio (in general, the ratio of consolidated EBITDA, as adjusted, to required debt service payments, each calculated in accordance with the Credit Agreement) at the end of any fiscal quarter of at least 1.25 to 1; and (c) to maintain a consolidated leverage ratio (in general, the ratio of debt to consolidated EBITDA, each calculated in accordance with the Credit Agreement) over any four quarter period of no greater than 2.5 to 1.

Amounts due under the Credit Agreement are guaranteed by certain of the domestic subsidiaries of the Registrant. Amounts due are also secured by a pledge of the assets of the Registrant and certain of its domestic subsidiaries (including 100% of the equity held by the Registrant in certain of its domestic subsidiaries and 65% of the equity held by the Registrant in certain of its foreign subsidiaries).

The Registrant will pay certain fees associated with the facility to the lenders under the Credit Agreement. The obligations of the lenders to make any loans to the Registrant or to Cross UK are subject to the satisfaction of the applicable conditions specified in the Credit Agreement. The due date for the repayment of the obligations may be accelerated by the lenders upon the occurrence of an event of default.

Item 9.01 Financial Statements and Exhibits

Exhibit 2.1 Agreement and Plan of Merger by and among A.T. Cross Company, Newco Eyewear, Inc. and Native Eyewear, Inc.

Exhibit 99.1 Press Release issued on March 24, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

A. T. CROSS COMPANY (Registrant)
Date: March 24, 2008	KEVIN F. MAHONEY (Kevin F. Mahoney) Vice President, Finance Chief Financial Officer